Exhibit 4.7

PAETEC HOLDING CORP.

2009 AGENT INCENTIVE PLAN

Section 1	Introduction

Employee participation in ownership through equity awards is a key element of the business plan of PAETEC Holding Corp. (“PAETEC” or the “Company”). PAETEC’s authorized independent sales agents (the “agents”) are also an important part of PAETEC’s marketing strategy. The Company wants to offer a means by which agents who help the Company succeed can share in its success along with its employees and shareholders. Accordingly, the Company’s Board of Directors (the “Board”) has created this 2009 Agent Incentive Plan (the “Plan”).

Under the Plan, agents will be granted warrants (the “Warrants”) which, upon vesting, will entitle them to purchase shares of the common stock of the Company (the “Warrant Shares”).1 The Exercise Price will be set at the time the Warrants are granted by the Company based on the Fair Market Value (as defined below) of PAETEC’s common stock, par value $0.01 per share (the “Common Stock”), at such time. Agents who receive Warrants will then have the benefit of any subsequent increases in the price of the shares over the Exercise Price of the Warrants. In this way, agents who consistently generate significant monthly revenues for PAETEC are rewarded with the option to invest in the Company upon exercise of the Warrants and to share in future increases in value of the Company.

The Warrants will only be exercisable in compliance with federal and state securities laws. The ability to exercise the Warrants (also referred to as “vesting”) will also be dependent on the achievement of targeted sales volumes for PAETEC products and services and the maintenance of such revenues over a period of time thereafter. The right to purchase the Warrant Shares will vest over a period of up to two years from the month of grant, depending on the continued realization of specified sales revenues for the Company’s products and services from customers solicited through the agent’s direct efforts.

The Company has set aside a total of 600,000 shares of Common Stock issuable upon exercise of the Warrants under the Plan. Once Warrants have been granted with respect to all 600,000 shares, no further awards will be made under the Plan unless the Company decides, in its sole discretion, to continue the Plan by increasing the number of shares available under the Plan.

Section 2	Grant and Exercise Price

Whether Warrants will be granted to an agent, the timing of the grant and the number of Warrant Shares to be granted to an agent shall be determined by the Company in its sole discretion. In the discretion of the Company, an agent may be granted Warrants for 10,000 or 20,000 Warrant Shares.

[1]	A warrant is similar to an option; it is a legal right to purchase stock at a specified price per share, which is referred to as the “Exercise Price.”

The price for purchasing the Warrant Shares (in other words, the Exercise Price) will be the Fair Market Value of the Common Stock as of the date the Warrants are granted (the “Grant Date”). “Fair Market Value” means the value of a share of Common Stock, determined as follows: if on the Grant Date or other determination date the Common Stock is listed on an established national or regional stock exchange, including The NASDAQ Stock Market LLC, or is publicly traded on an established securities market, the Fair Market Value of a share of Common Stock shall be the closing price of the Common Stock on such exchange or in such market (if there is more than one such exchange or market the Board shall determine the appropriate exchange or market) on the Grant Date or such other determination date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of Common Stock is reported for such trading day, on the next preceding day on which any sale shall have been reported. If the Common Stock is not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value shall be the value of the Common Stock as determined by the Board in good faith.

An agent holding or exercising a Warrant shall have none of the rights of a stockholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject shares of Common Stock or to direct the voting of the subject shares of Common Stock) until the shares of Common Stock covered thereby are fully paid and issued to such agent. Except as set forth in Section 8 hereof, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance.

A form of the Warrant Certificate is attached as Exhibit A.

Section 3	Exercise of Warrants and Payment for Warrant Shares

Agents will pay nothing at the time the Warrants are issued to them. In fact, no payment is required until the agent decides to exercise its rights under the Warrants. At that point, the agent either will have to (i) pay the Exercise Price in cash for the Warrant Shares it elects to buy, or (ii) effect a “cashless exercise” as described below.

Warrants that are vested and thus exercisable may be exercised by the agent’s delivery to the Company of written notice of exercise on any business day, at the Company’s principal office, on the form specified by the Company. Such notice shall specify the number of shares of Common Stock with respect to which the Warrants are being exercised and, if the Exercise Price is being paid in cash, shall be accompanied by payment in full of the Exercise Price of the Warrant Shares for which the Warrants are being exercised plus the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold with respect to an award. The minimum number of shares of Common Stock with respect to which Warrants may be exercised at any time shall be the lesser of (x) 100 shares or such lesser number set forth in the applicable Warrant Certificate and (y) the maximum number of shares available for purchase under the Warrant Certificate at the time of exercise.

Alternatively, the Company may allow a “cashless exercise.” The “cashless exercise” alternative in essence enables the agent to use the appreciation, if any, in the value of PAETEC Common Stock over the Exercise Price, rather than the agent’s own funds, to pay for the Warrant

Shares. For example, assume the agent is eligible to purchase 10,000 Warrant Shares at an Exercise Price of $2.00 per share. Further assume that the market price of the shares at the time of exercise has increased to $4.00 per share, reflecting appreciation of $2.00 per share.2 The agent could either purchase 5,000 shares by paying $10,000 in cash, or it could acquire 5,000 shares through a “cashless exercise” by authorizing the Company to cancel the Warrants with respect to 5,000 shares in addition to exercising the Warrants with respect to the remaining 5,000 shares. In effect, the appreciation in the value of the 5,000 shares subject to the Warrants to be cancelled will be used to purchase 5,000 Warrant Shares. By using the cashless exercise alternative, the agent foregoes the opportunity to purchase a larger number of shares for the privilege of not having to invest its own funds. 3 The Company may require the agent to make a cash payment to the Company in the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold with respect to an award, or the Company may, in its sole discretion, make an adjustment to the number of Warrant Shares delivered pursuant to the “cashless exercise” formula to account for any such amount.

Section 4	Effective Registration Statement

In order that agents holding Warrants will have sufficient information about the Company to make an informed decision about investing in Warrant Shares, and will be able to sell in a public market any Warrant Shares they elect to purchase through the exercise of the Warrants, the Warrants will be exercisable only to the extent that PAETEC has on file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 which is effective at the time of the exercise and which registers the offering and sale of Warrant Shares upon exercise of the Warrants.

Section 5	Vesting

Subject to the securities laws matters previously described, an agent’s ability to exercise the Warrants and purchase Warrant Shares depends on the agent’s achievement and maintenance of specified new Monthly Commissionable Revenue generated from the sale of the Company’s commissionable products and services. For purposes of the Plan, new Monthly Commissionable Revenue means the new monthly recurring and usage revenue generated from use of the commissionable products by PAETEC customers procured by the agent during a calendar month, after application of any customer adjustments, deductions or credits (including without limitation Equipment for Service (“EFS”) and Software for Service (“SFS”) bundled and unbundled credits). Monthly Commissionable Revenue is calculated prior to application of any taxes, surcharges, regulatory assessments, governmental charges (including, without limitation, national access charges (“NAC”), regulatory assessment surcharges (“RAS”), presubscribed interexchange carrier charges (“PIC”), universal service fund fees (“USF”), service management system (“SMS”) database fees, 800-number fees, or similar fees or charges), federal subscriber line charges (“FSLC”), loop charges which are exclusively for long distance or data services,

[2]	This example is for illustration purposes only. There is no guarantee that PAETEC stock will perform in this manner in the future.

[3]	See the attached Warrant Certificate for the mechanism for a cashless exercise.

equipment charges, feature charges and any one-time or non-recurring fees or charges. Except as hereafter provided, vesting requires that an agent must first achieve new Monthly Commissionable Revenue for the Company at least equal to the applicable “Revenue Target,” and then maintain new revenue at least equal to such Revenue Target, plus the Monthly Commissionable Revenue amount attributable to the agent as of the Grant Date of the Warrants, for any subsequent three consecutive calendar month period ending no later than the end of the twenty-fourth month following the calendar month in which the Warrants were granted (the “Final Month”). The Warrant Certificate evidencing the Warrants will specify one or more Revenue Targets. The maximum number of Warrant Shares that the agent may purchase pursuant to the Warrants granted to the agent at each Revenue Target level are as follows:

Maximum Number of Warrant Shares	New Monthly Commissionable Revenue Target

10,000*	$50,000
20,000**	$100,000

*	No partial vesting

**	Partial vesting at the $50,000 increment as described in Example 2 below.

Upon vesting, the agent may purchase up to 100% of the maximum Warrant Shares provided for in the Warrants for the applicable Revenue Target.

If an agent fails to achieve the applicable Revenue Target and then subsequently maintain the revenue level in the manner described above during the period ending no later than the end of the Final Month, the Warrants shall become null and void and the agent shall forfeit the right to purchase any Warrant Shares; provided, however, that Warrants to purchase 20,000 Warrant Shares shall vest with respect to 10,000 of the Warrant Shares if the agent attains and maintains at least $50,000 in new Monthly Commissionable Revenue as described in Example 2 below.

Unvested Warrants shall also be forfeited if the agent’s status as an appointed sales agent of the Company is terminated for any reason. Nothing herein shall require the Company to continue doing business with the agent or to otherwise limit the Company’s rights under the applicable Agent Agreement.

The following examples further illustrate how the vesting rules work.

Example 1: Warrant Shares: 10,000

Total Monthly Commissionable Revenue of Agent Upon Grant Date: $100,000

New Monthly Commissionable Revenue Target: $50,000

1.	24th Calendar Month After Grant – Agent has never generated total monthly commissionable sales revenues greater than or equal to of $150,000:

The right to purchase any Warrant Shares is forfeited and the Warrants become null and void.

2.	6th Calendar Month After Grant, revenues for the month equal $150,000; in months 7, 8 or 9 following grant, revenues for a month are less than $150,000:

Warrants do not vest, and the three month period to maintain at least $150,000 in revenue starts over. If the agent does not maintain at least $150,000 in revenue for three consecutive months during the period ending no later than the end of the Final Month, the right to purchase any Warrant Shares is forfeited and the Warrants become null and void.

3.

6th Calendar Month After Grant, revenues for the month equal $150,000; 15th Calendar Month After Grant, revenues for the month are greater than or equal to $150,000 and were at such levels in month 13 and month 14:

Warrants to purchase 10,000 Warrant Shares vest.

Example 2: Warrant Shares: 20,000

Total Monthly Commissionable Revenue of Agent Upon Grant Date: $100,000

New Monthly Commissionable Revenue Target: $100,000

1.	24th Calendar Month After Grant—Agent has never generated total monthly commissionable sales revenues greater than or equal to $150,000:

The right to purchase any Warrant Shares is forfeited and Warrants become null and void.

2.	6th Calendar Month After Grant, revenues for the month equal $150,000; 9th Calendar Month After Grant, revenues for the month are less than $150,000:

Warrants do not vest, and the three month period to maintain at least $150,000 in revenue starts over. If the agent does not maintain at least $150,000 in revenue for three consecutive months during the period ending no later than the end of the Final Month, the right to purchase any Warrant Shares is forfeited and the Warrants become null and void.

3.

6th Calendar Month After Grant, revenues for the month equal $150,000; 9th Calendar Month After Grant, revenues for the month are greater than or equal to $150,000 and were at such levels in months 7 and 8:

Partial Vesting – Right to purchase 10,000 of the 20,000 Warrant Shares vests. The right to purchase the remaining 10,000 Warrant Shares does not vest until the additional incremental revenue of $50,000 is met and maintained for three consecutive months during the period ending no later than the end of the Final Month.

4.

12th Calendar Month After Grant, revenues for the month equal $200,000; 15th Calendar Month After Grant, revenues for the month are greater than or equal to $200,000 and were at such levels in month 13 and 14;

If #3 above has already occurred, then the Warrants vest with respect to the remaining 10,000 Warrant Shares. If #3 above has not already occurred, then the Warrants vest with respect to the entire 20,000 Warrant Shares.

Example 3: Warrant Shares: 10,000

Total Monthly Commissionable Revenue of Agent Upon Grant Date: $80,000

New Monthly Commissionable Revenue Target: $50,000

1.	24th Calendar Month After Grant—Agent has never generated total monthly commissionable sales revenues greater than or equal to $130,000:

The right to purchase any Warrant Shares is forfeited and Warrants become null and void.

2.	6th Calendar Month After Grant, revenues for the month equal $130,000; 9th Calendar Month After Grant, revenues for the month are less than $100,000:

Warrants do not vest, and the three month period to maintain at least $130,000 in revenue starts over. If the agent does not maintain at least $130,000 in revenue for three consecutive months during the period ending no later than the end of the Final Month, the right to purchase any Warrant Shares is forfeited and the Warrants become null and void.

Section 6	Expiration Date

All vested but unexercised Warrants shall expire ten years after date of issuance of the Warrants.

Section 7	Transferability

Warrants may not be assigned, transferred, pledged or otherwise disposed of by the holder without the prior written consent of the Company, and any attempted transfer without prior written consent will be void.

Section 8	Corporate Transactions; Adjustment of Exercise Price and Number of Shares

The Warrants are subject to adjustment from time to time as provided below.

For purposes of this Section 8, “Corporate Transaction” means any reorganization, merger, consolidation or similar transaction. For the purposes of this Section 8, “Cash Transaction” means any Corporate Transaction in which the consideration that the holder of the Warrants would have received pursuant to such Corporate Transaction if the securities subject to the Warrant had been issued immediately prior to such Corporate Transaction is cash or other property that is not securities.

If the Company is involved in any Corporate Transaction other than a Cash Transaction, the number and kind of securities issuable upon exercise of Warrants shall be adjusted so that the holder of the Warrants would be entitled to receive the number and kind of securities that such holder would have received pursuant to such Corporate Transaction if the securities subject to such Warrants had been issued immediately prior to such Corporate Transaction. In the event that the Company is not the issuer of the securities that such holder would have so received pursuant to such Corporate Transaction, provision shall be made in writing in connection with such transaction for the assumption of the Plan and all then-outstanding Warrants by the corporation or entity that is the issuer of such securities. From and after any such assumption, unless the context otherwise requires (as determined by the Board of Directors of the Company in good faith), references in the Plan and each outstanding Warrant to the “Company” or “PAETEC Holding Corp.” shall be deemed to be references to such issuer, and such references and the other provisions of the Plan and such Warrants shall be interpreted so as to maintain the interests of the holders intended by the Plan as of the date hereof and by each such Warrant as of its date. Upon each adjustment of the number or kind of securities for which the Warrants are exercisable as provided in this paragraph, the per share Exercise Price payable upon exercise of the Warrants shall be appropriately and proportionately adjusted, as determined by the Board of Directors of the Company or the board of directors of such issuer in good faith.

In the event of any Cash Transaction, all outstanding but unexercised Warrants will terminate immediately prior to the consummation of such Cash Transaction. Any exercise of a Warrant during the 15-day period immediately prior to the consummation of any such Cash Transaction shall be conditioned, at the holder’s discretion, on the consummation of the Cash Transaction and shall be effective only immediately before such consummation.

In case the Company shall at any time after a Warrant is issued (i) effect a distribution payable in shares of Common Stock to all holders of the outstanding Common Stock, (ii) subdivide the outstanding shares of Common Stock, (iii) combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock or (iv) issue any securities of the Company in a reclassification or recapitalization of the Common Stock, then the number and kind of securities issuable upon exercise of the Warrants (commencing on the record date for such distribution or the effective date of such subdivision, combination, reclassification or recapitalization) shall be proportionately adjusted so that the holder of the Warrants exercised after such time shall be entitled to receive the aggregate number and kind of securities which, if such Warrants had been exercised in full immediately prior to such date, the holder would have owned upon such exercise and been entitled to receive by virtue of such distribution, subdivision, combination, reclassification or recapitalization. Such adjustment shall be made successively whenever any event listed above shall occur.

Upon each adjustment of the number or kind of shares of Common Stock for which the Warrants are exercisable as provided in the paragraph above, the per share Exercise Price payable upon exercise of the Warrants shall be adjusted by multiplying the Exercise Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock covered by the Warrants prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock covered by the Warrants immediately after such adjustment.

Section 9	Amendment

The Company reserves the right to amend, modify, suspend or terminate the Plan from time to time provided that no termination, amendment or modification shall have a material adverse effect on the rights of holders of Warrants that are then outstanding, as finally determined by the Board in good faith.

Section 10	Miscellaneous

Governing Law:    The validity and construction of the Plan and the instruments evidencing awards hereunder shall be governed by the laws of the State of Delaware (without giving effect to the choice of law provisions thereof), other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan and the instruments evidencing the awards hereunder to the substantive laws of any other jurisdiction.

Administration of Plan:    The Board shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan and the instruments evidencing awards hereunder, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Board deems to be necessary or appropriate to the administration of the Plan or any instrument hereunder. The interpretation and construction by the Board of any provision of the Plan or any instrument hereunder shall be final, binding and conclusive. As permitted by law, the Board may delegate its authority under the Plan to a member of the Board, a committee of the Board, or an executive officer of the Company; provided, however, that only the Board or a committee of the Board (including a one-person committee of the Board) may authorize the grant of Warrants to any agent.

Plan Summary

•	600,000 shares of Common Stock of PAETEC Holding Corp. have been set aside for the Plan.
•	Warrants are issued with respect to an amount of Warrant Shares determined by the Company and the Exercise Price is set when the Warrants are granted.
•	Warrants generally vest over a period of up to twenty four months from the month of issuance.
•	For vesting to occur, an agent must meet the applicable revenue target and maintain such revenue level for three successive calendar month periods.
•	Any vested but unexercised Warrant will expire ten years after the Warrant is issued.